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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between NORTHERN PLAINS NATURAL GAS ("Employer") and JERRY
L. PETERS ("Employee"), to be effective as of April 1, 2002 (the "Effective Date"). Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT, COMPENSATION AND BENEFITS

     1.1 Term and Position. Employer agrees to employ Employee, and Employee agrees to be employed by Employer for the Term (the "Term") described in Exhibit "A." Employer may assign Employee to a different position or modify Employee's duties and responsibilities.

     1.2 Compensation. Employee shall be paid as set forth in Exhibit "A".

     1.3 Benefits. Employee shall be allowed to participate, on the same basis generally as other employees employed in the same or similar positions, in all general employee benefit plans and programs that Employer has made available to Employer's employees on or after the Effective Date. Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly situated employees pursuant to the terms of such benefit plans and programs. Employer is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Copies of benefit plans will be made available to Employee upon request. Additionally, compensation and benefits payable under this agreement shall be offset by any amounts, which Employee owes Employer, including the value of Employer's property, upon the termination of Employee's employment under this agreement.

ARTICLE 2: TERMINATION BEFORE THE TERM EXPIRES AND EFFECTS OF SUCH TERMINATION

     2.1. Termination By Employer. Employer may terminate Employee's employment before the Term expires for the following reasons:

          a. Cause. For "cause" upon the determination by Employer that "cause" exists to terminate the Employee. "Cause" means (i) Employee's gross negligence, willful misconduct, or neglect in the performance of the duties and services as an employee; (ii) Employee's final conviction of a felony by a trial court; (iii) Employee's breach of any provision of this Agreement; (iv) Employee's violation of any material policy of Employer or Enron; or (v) Employee's violation of any federal, state, or local law or regulation in the performance of his or her duties for Employer. If Employer terminates Employee's employment for Cause, Employee shall be entitled only to his or her pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of Employer or Enron compensation and/or benefit plans, shall cease.

          b. Involuntary Termination. Involuntary Termination at Employer's option may occur for any reason whatsoever, including termination without cause, in the sole discretion of Employer. Upon an Involuntary Termination before the Term expires, Employee is entitled to receive the amount of one year's annual base salary and performance bonus and any benefits to which Employee is entitled to under the terms of the Employer and/or Enron compensation and/or benefit plans. This amount will be calculated by taking the average of Employee's annual base salary and performance bonus for the last two years of Employee's employment with Employer or another Enron affiliate. Fifty percent of the amount shall be paid in six (6) installments each month during the first six (6) months following

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     the Involuntary Termination; the remaining fifty percent will be paid in a single lump-sum payment at the end of that six-month period. This amount supercedes any payments contemplated under the Employers' Severance Plan and Employee shall not be eligible to receive benefits under Employer's Severance Plan in the event of an Involuntary Termination during the Term of this Agreement.

          c. Death/Disability. Upon Employee's (i) death, or (ii) becoming incapacitated or disabled so as to entitle Employee to benefits under Employer's long-term disability plan, or (iii) becoming permanently and totally unable to perform Employee's duties for Employer as a result of any physical or mental impairment as confirmed by a written opinion by a physician selected by Employer, and upon termination of employment under this paragraph, Employee or Employee's heirs shall be entitled only to Employee's pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Employee is entitled under the terms of Employer or Enron compensation and/or benefit plans including the Stay Bonus on Exhibit A, shall cease.

     2.2 Termination By Employee. Employee may terminate the employment relationship before the Term expires for the following reasons:

          a. Breach by Employer. A material breach by Employer of any material provision of this Agreement, which remains uncorrected for 30 days following Employee's written notice to Employer of such breach. Upon such a termination, Employee shall be entitled to receive the amount of one year's annual base salary and performance bonus ("Amount"). This Amount will be calculated by taking the average of Employee's annual base salary and performance bonus for the last two years of Employee's employment with Employer or another Enron affiliate. Fifty percent of the Amount shall be paid in six (6) equal installments each month during the first six (6) months following the Involuntary Termination; the remaining fifty percent will be paid in a single lump-sum payment at the end of that six-month period.

          b. Voluntary Termination. For any other reason whatsoever, in Employee's sole discretion. Upon a Voluntary Termination before the Term expires, all of Employee's future compensation and benefits, other than benefits to which Employee is entitled under the terms of Employer or Enron compensation and/or benefit plans, shall cease as of the date of termination, and Employee shall be entitled only to pro rata salary through the termination date.

     2.3 Offset. The compensation and benefits payable to Employee under this Agreement upon termination of employment shall offset any amounts to which Employee otherwise may be entitled under the Employer's Severance Pay Plan, or amounts (including the value of Employer's property) that Employee owes to Employer.

     2.4 Continuing Obligations. Neither termination of employment nor expiration of the Term terminates the continuing obligations of this Agreement, including obligations under Articles 3 and 4.1.

     2.5 Employment Beyond Term. Should Employee remain employed by Employer after the Term expires, such employment shall convert to an employment-at-will relationship, terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause.

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ARTICLE 3: CONFIDENTIAL INFORMATION; POST-EMPLOYMENT OBLIGATIONS

     3.1 This Agreement. The terms of this Agreement constitute confidential information, which Employee shall not disclose to anyone other than Employee's spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment for cause.

     3.2 Confidential Information: Non-Disclosure. Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that Employer has agreed to provide and immediately will provide Employee with access to Confidential Information relating to the business of Employer, Enron, and their affiliates. "Confidential Information" means and includes Employer's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services, and process; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to Employer's relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion, acquisitions or divestitures; budgets; customers lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Employer; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by Employer, Enron, or their affiliates in their businesses to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer, Enron, and their affiliates in maintaining their competitive position. Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources and the like, of Employer, Enron, and their affiliates. Employer also agrees to provide Employee with immediate access to Confidential Information and specialized training regarding Employer's methodologies and business strategies, which will enable Employee to perform his or her job at Employer

     Employee agrees that Employee will not, at any time during or after Employee's employment with Employer make any unauthorized disclosure of any Confidential Information or specialized training of Employer, Enron, or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as Employer's Confidential Information.

     3.3 Employer's Property. All written materials, records, data, and other documents prepared or possessed by Employee during Employee's employment by Employer are Employer's property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed,

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or acquired by Employee individually or in conjunction with others during
Employee's employment (whether during business hours and whether on Employer's premises or otherwise) which relate to Employer's business, products, or services are Employer's sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Employer's property. At the termination of Employee's employment with Employer for any reason, Employee shall return all of Employer's documents, data, or other Employer property to Employer.

     3.4 Non-Competition Obligations. Employer agrees to and shall provide Employee with immediate access to Confidential Information. Ancillary to the rights provided to Employee following Involuntary Termination, Employer's provision of Confidential Information to Employee, and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, Employer and Employee agree to the following non-competition provisions. Employee agrees that during the Period of Post-Employment Non-Competition Obligations defined in Exhibit "A," Employee will not, directly or indirectly, for Employee or for others, in the Geographic Region of Responsibility described on Exhibit "A" (or, if Employee's Geographic Region has changed, in any and all geographic regions in which Employee has worked during the 12-month period immediately preceding Employee's termination of Employment):

          a. engage in any business competitive with the business conducted by Employer;

          b. render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer.

Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information Employer has provided to Employee.

     3.5 Non-Solicitation of Customers. For the Period of Non-Solicitation of Customers described on Exhibit "A," Employee will not call on, service, or solicit competing business from customers of Employer, Enron, or their affiliates whom that Employee, within the previous twelve (12) months, (i) had or made contact with, or (ii) had access to information and files about.

     3.6 Non-Solicitation of Employees. During Employee's employment, and for a period of twelve (12) months following Employee's termination date, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of Employer, Enron, or their affiliates with whom Employee had contact, knowledge of, or association with in the course of employment with Employer to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

     3.7 Statements About Employer. Employee shall refrain, both during and after Employee's employment, from publishing any oral or written statements about Employer, Enron or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their names or likeness.

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     3.8 Early Resolution Conference/Arbitration. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides to contend that any restriction on activities imposed by this Agreement are no longer enforceable as written or do not apply to an activity Employee intends to engage, Employee first will notify Employer's Chief Executive Officer in writing and meet with a company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an "Early Resolution Conference"). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association before an arbitrator licensed to practice law in Texas. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein. The parties' agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

     3.9 Warranty and Indemnification. Employee warrants that Employee is not a party to any restrictive agreement limiting Employee's activities in his/her employment by Employer. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with Employer, and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee's duties hereunder. Employee shall hold Employer harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

ARTICLE 4: MISCELLANEOUS

     4.1 Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to Employer shall be sent to NORTHERN PLAINS NATURAL GAS, 1400 Smith Street, Houston, Texas 77002,
Attention: Corporate Secretary. Notices and communications to Employee shall be sent to the address Employee most recently provided to Employer in writing.

     4.2 No Waiver. Other than as described in Section 2.2 a, no failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

     4.3 Mediation. If a dispute arises out of or related to Employee's employment with Employer, other than a dispute regarding Employee's obligations under Articles 3 and 4.1 of this Agreement, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.

     4.4 Venue/Jurisdictions. This Agreement shall be governed by Texas law. No conflict of laws analysis will be used to make any other law apply for any reason. Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

     4.5 Assignment. This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of Employer. Employer may assign this Agreement to any affiliate or other entity. Employee's rights

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and obligations under this Agreement are personal, and they shall not be assigned or transferred without Employer's prior written consent.

     4.6 Other Agreements. Other agreements exist between Employer and Employee relating to the employment relationship (e.g., obligations contained in Enron's Code of Ethics booklet and benefit plans). Company incorporates by reference all of the terms of "Type B" Agreement and/or the Confidentiality and Intellectual Property Rights Agreement dated February 18, 1985 between Employee and Employer. This Agreement replaces and merges other, previous agreements, and constitutes the entire agreement of the parties with respect to such subject matters. No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Employee by Employer is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party.

     4.7 Invalidity. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

     IN WITNESS WHEREOF, Employer and Employee have executed this Agreement in multiple originals to be effective on the first date of the Term.

NORTHERN PLAINS NATURAL GAS            JERRY L. PETERS

By: /s/ Stanley C. Horton              /s/ Jerry L. Peters
    -------------------------------    -----------------------------------------
    Name: Stanley Horton               This 22nd day of April, 2002
          -------------------------         ----        -----
    Title: Chairman of the Board
           ------------------------
    This 23rd day of April, 2002
         ----        -----------

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                                 EXHIBIT "A" TO
                          EMPLOYMENT AGREEMENT BETWEEN
                 NORTHERN PLAINS NATURAL GAS AND JERRY L. PETERS

Employee Name:        Jerry L. Peters

Term:                 April 1, 2002 through March 31, 2003

Position:             Vice President Finance

Location:             Omaha, Nebraska

Monthly Base Salary:  Employee's Monthly Base Salary shall be $13,306.00.
                      Payment is to be made in semi-monthly installments subject to applicable withholding of taxes as required by law.

Performance Bonus:    Employee may be eligible to participate in the annual
                      incentive plan ("Plan") of Employer. All Performance
                      Bonuses are discretionary and shall be paid in accordance with the terms and provisions of the Plan and other criteria established by Employer.

Stay Bonus:           Employee shall receive a Stay Bonus in the amount of
                      $95,803.00. The Stay Bonus Amount shall be paid to
                      Employee as follows:

                      o 25% of the Stay Bonus Amount will be paid to Employee on or about 6 months following implementation of the Employment Agreement;

                      o The remaining 75% of the Stay Bonus Amount will be paid to the Employee upon completion of the Term of this Agreement.

                      In the event Employee's termination is due to Employee's death or disability prior to the expiration term of this Agreement, Employee or Employee's heirs shall be eligible to receive 100% of any Stay Bonus Amount outstanding. The outstanding Stay Bonus Amount is payable in a lump sum to Employee within thirty (30) days of Employee's termination date due to Employee's death or disability.

                      In the event Employee is Involuntarily Terminated by Employer, for reasons other than "cause", Employee shall be eligible to receive 100% of any Stay Bonus amount outstanding. However, this accelerated Stay Bonus payment shall represent an offset against any payments made under
                      Section 2.1(b).

                      Any unpaid Stay Bonus payments are forfeited upon voluntary termination or termination for "cause", or if Employee retires or voluntarily ceases to report to active employment (unless the law otherwise requires payment).

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Geographic Region of          United States of America
Responsibility:

Period of Post-Employment     Employee's obligations in paragraph 3.4,
Non-Compete Obligations       Non-Competition Obligations and paragraph 3.5,
and Non-Solicitation of       Non-Solicitation of Customers, shall extend for
Customers                     six (6) months following Employee's Voluntary
                              Termination, Involuntary Termination due to failure to meet performance obligations or termination for Cause, if such termination occurs during the Agreement Term, but shall not extend beyond the Agreement Term. In the event of an Involuntary Termination due to business reorganization during the Agreement Term, employee has no non-compete or non-solicitation of customers' requirement that needs to be fulfilled.

NORTHERN PLAINS NATURAL GAS            JERRY L. PETERS

By: /s/Stanley C. Horton               /s/ Jerry L. Peters
    -------------------------------    ------------------------------------
    Name: Stanley Horton               This 22nd day of April, 2002
          -------------------------         ----        -----
    Title: Chairman of the Board
           ------------------------
    This 23rd day of April, 2002
         ----        -----

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